Exhibit 99.1

Barnes & Noble Reports Fiscal 2016 First Quarter Financial Results

Completes Spin-Off of Barnes & Noble College Business

Core Comparable Store Sales Increase 1%, In-Line with Company’s Full-Year Guidance

Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--September 9, 2015--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2016 first quarter ended August 1, 2015. The company also announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share payable on October 30, 2015, to stockholders of record on October 20, 2015.

“The Company successfully executed its major strategic initiatives during the first quarter, including the spin-off of its College business, the conversion of the Series J preferred shares into common shares and the initiation of a quarterly dividend,” said Allen Lindstrom, Chief Financial Officer of Barnes & Noble. “As we look to the second quarter and beyond, we are focused on opportunities to increase comparable store sales and reduce expenses. The Company plans to further reduce NOOK expenses through synergies with the Retail business and we expect to see those benefits during the balance of the fiscal year.”

The consolidated results include the Barnes & Noble College business, as the spin-off occurred after the quarter ended. We expect Barnes & Noble College to be treated as a discontinued operation beginning with the Company’s second quarter results.

First quarter consolidated revenues decreased 1.5% to $1.2 billion as compared to the prior year. The first quarter consolidated earnings before interest, taxes, depreciation and amortization (EBITDA) loss was $6 million, a $36 million decrease as compared to the prior year. The prior year included approximately $18 million of net favorable adjustments, as discussed further below. The consolidated first quarter net loss was $34.9 million, or $0.68 per share, as compared to the prior year net loss of $28.4 million, or $0.56 per share.

Retail

The Retail segment, which includes Barnes & Noble bookstores and BN.com, had revenues of $939 million for the quarter, decreasing 1.7% as compared to the prior year. Comparable store sales increased 1.1% for the quarter, benefitting from growth in non-book categories. “Core” comparable bookstore sales, which exclude sales of NOOK products, increased 1.0% for the quarter. These increases were offset by store closures, lower online sales and lower warranty reimbursements. The prior year included $7.3 million of warranty reimbursements as compared to $2.5 million this year.

The strength of this quarter’s book titles including Harper Lee’s Go Set a Watchman and E. L. James’ Grey, helped offset comparisons to the strong young adult titles in the prior year, including John Green’s The Fault in Our Stars, Gayle Forman’s If I Stay, and Veronica Roth’s Divergent series.

Retail generated EBITDA of $45 million in the quarter, declining $21 million as compared to the prior year. Retail EBITDA declined on expense deleverage and the lower warranty reimbursement. The first quarter results included approximately $2.9 million of separation related costs, of which $2.5 million was recorded in the Retail segment.

NOOK

The NOOK segment (including digital content, devices and accessories) had revenues of $54 million for the quarter, decreasing 22.4% from a year ago. For the quarter, digital content sales declined 28.0% to $37 million and device and accessories sales declined 6.2% to $17 million.

During the prior year quarter, NOOK recognized a $7 million benefit on the settlement of device parts and components liabilities, and also recorded a net benefit of $6 million resulting from the Palo Alto relocation.

NOOK EBITDA losses were $17 million during the first quarter, as compared to $5 million a year ago, which included the $13 million of favorable adjustments noted above. NOOK’s selling and administrative expenses declined $10 million, or 21.0%, as the Company continues to rationalize NOOK’s expense structure. The expense reduction was offset by expense deleveraging on the sales decline.

College

The College segment had revenues of $239 million, increasing 5.7% as compared to a year ago. Sales benefitted primarily from new store growth and a 1.8% comparable store sales increase. College EBITDA losses slightly increased to $34 million during this non-rush quarter.

Outlook

For fiscal year 2016, the Company continues to expect Retail core comparable bookstore sales, which exclude sales of NOOK products, to increase approximately 1%. The Company also expects full fiscal year EBITDA losses in the NOOK segment to decline versus the prior year.

As a result of the College business spin-off, the Company expects to incur separation related expenses of approximately $21 million during the second quarter, which include net severance charges and investment banking fees.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Wednesday, September 9, 2015, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2016 second quarter results on or about December 3, 2015.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS) is a Fortune 500 company, the nation’s largest retail bookseller, and a leading retailer of content, digital media and educational products. The Company operates 647 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com). The NOOK Digital business offers a lineup of popular NOOK® tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store features more than 4 million digital books in the US (www.nook.com) and UK (www.nook.co.uk), plus periodicals, comics, apps, movies and TV shows, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company's corporate website at www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will,” “forecasts,” “projections,” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble’s products, low growth or declining sales and net income due to various factors, including store closings, higher-than-anticipated or increasing costs, including with respect to store closings, relocation, occupancy (including in connection with lease renewals) and labor costs, the effects of competition, the risk of insufficient access to financing to implement future business initiatives, risks associated with data privacy and information security, risks associated with Barnes & Noble’s supply chain, including possible delays and disruptions and increases in shipping rates, various risks associated with the digital business, including the possible loss of customers, declines in digital content sales, risks and costs associated with ongoing efforts to rationalize the digital business and the digital business not being able to perform its obligations under the Samsung commercial agreement and the consequences thereof, the risk that financial and operational forecasts and projections are not achieved, the performance of Barnes & Noble’s online and other initiatives, effects on Barnes & Noble and its remaining businesses resulting from the separation of Barnes & Noble Education, unanticipated adverse litigation results or effects, potential infringement of Barnes & Noble’s intellectual property by third parties or by Barnes & Noble of the intellectual property of third parties, risks associated with the restatement contained in, the delayed filing of, and the material weakness in internal controls described in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended April 27, 2013, risks associated with the SEC investigation disclosed in the quarterly report on Form 10-Q for the fiscal quarter ended October 26, 2013, and other factors, including those factors discussed in detail in Item 1A, “Risk Factors,” in Barnes & Noble’s Annual Report on Form 10-K for the fiscal year ended May 2, 2015, and in Barnes & Noble’s other filings made hereafter from time to time with the SEC.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended
	August 1, 2015	August 2, 2014

Sales	$1,217,542	$1,236,447
Cost of sales and occupancy	865,157	853,755
Gross profit	352,385	382,692
Selling and administrative expenses	358,774	353,141
Depreciation and amortization	46,753	50,269
Operating loss	(53,142)	(20,718)
Interest expense, net	2,922	5,920
Loss before taxes	(56,064)	(26,638)
Income taxes	(21,190)	1,811
Net loss	$(34,874)	$(28,449)

Loss per common share:
Basic	$(0.68)	$(0.56)
Diluted	$(0.68)	$(0.56)

Weighted average common shares outstanding:
Basic	65,547	59,236
Diluted	65,547	59,236

Dividends declared per common share	$0.15	$-

Percentage of sales:
Sales	100.0%	100.0%
Cost of sales and occupancy	71.1%	69.0%
Gross profit	28.9%	31.0%
Selling and administrative expenses	29.5%	28.6%
Depreciation and amortization	3.8%	4.1%
Operating loss	-4.4%	-1.7%
Interest expense, net	0.2%	0.5%
Loss before taxes	-4.6%	-2.2%
Income taxes	-1.7%	0.1%
Net loss	-2.9%	-2.3%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 1, 2015	August 2, 2014

ASSETS
Current assets:
Cash and cash equivalents	$37,194	$180,243
Receivables, net	99,849	120,313
Merchandise inventories, net	1,785,058	1,683,568
Textbook rental inventories	9,915	8,204
Prepaid expenses and other current assets	88,118	70,952
Short-term deferred taxes	142,807	141,614
Total current assets	2,162,941	2,204,894

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,209,591	1,234,096
Fixtures and equipment	1,897,757	1,959,460
	3,109,889	3,196,097
Less accumulated depreciation and amortization	2,670,487	2,717,560
Net property and equipment	439,402	478,537

Goodwill	489,267	493,189
Intangible assets, net	510,904	524,374
Other noncurrent assets	51,275	47,660
Total assets	$3,653,789	$3,748,654

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,202,540	$1,101,148
Accrued liabilities	375,095	402,241
Gift card liabilities	344,239	338,555
Short-term note payable	-	127,250
Total current liabilities	1,921,874	1,969,194

Long-term deferred taxes	200,548	220,158
Other long-term liabilities	192,967	366,769

Redeemable Preferred Shares	-	195,113

Preferred Member Interests in NOOK Media, LLC	-	383,839

Shareholders' equity:
Common stock; $0.001 par value; 300,000 shares authorized;
110,382 and 93,676 shares issued, respectively	110	94
Additional paid-in capital	2,134,484	1,399,923
Accumulated other comprehensive loss	(16,533)	(27,520)
Retained earnings	301,264	310,873
Treasury stock, at cost, 34,892 and 34,402 shares, respectively	(1,080,925)	(1,069,789)
Total shareholders' equity	1,338,400	613,581
Noncontrolling interest	-	-
Total shareholders' equity	1,338,400	613,581
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,653,789	$3,748,654

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	13 weeks ended	13 weeks ended
	August 1, 2015	August 2, 2014

Sales
Retail	$938,998	$954,807
College	238,983	226,094
NOOK	54,335	70,027
Elimination	(14,774)	(14,481)
Total	$1,217,542	$1,236,447

Gross Profit
Retail	$282,401	$294,642
College	51,670	47,438
NOOK	18,314	40,612
Total	$352,385	$382,692

Selling and Administrative Expenses
Retail	$237,289	$228,502
College	85,795	79,441
NOOK	35,690	45,198
Total	$358,774	$353,141

EBITDA
Retail	$45,112	$66,140
College	(34,125)	(32,003)
NOOK	(17,376)	(4,586)
Total	$(6,389)	$29,551

Net Income (Loss)
EBITDA	$(6,389)	$29,551
Depreciation and Amortization	(46,753)	(50,269)
Interest Expense, net	(2,922)	(5,920)
Income Taxes	21,190	(1,811)
Total	$(34,874)	$(28,449)

Percentage of sales:

Gross Margin
Retail	30.1%	30.9%
College	21.6%	21.0%
NOOK	46.3%	73.1%
Total	28.9%	31.0%

Selling and Administrative Expenses
Retail	25.3%	23.9%
College	35.9%	35.1%
NOOK	90.2%	81.4%
Total	29.5%	28.6%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended
	August 1, 2015	August 2, 2014
Numerator for basic loss per share:
Net loss attributable to Barnes & Noble, Inc.	$(34,874)	$(28,449)
Inducement fee paid upon Conversion of Series J preferred stock	(3,657)	(3,942)
Preferred stock dividends paid in shares	(1,783)	-
Accretion of dividends on preferred stock	(4,204)	(758)
Net loss available to common shareholders	$(44,518)	$(33,149)

Numerator for diluted loss per share:
Net loss available to common shareholders	$(44,518)	$(33,149)

Denominator for basic and diluted loss per share:
Basic weighted average common shares	65,547	59,236

Dividends declared per common share	$0.15	$-

Loss per common share:
Basic	$(0.68)	$(0.56)
Diluted	$(0.68)	$(0.56)

CONTACT:
Barnes & Noble, Inc.
Media:
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com